COUNTERPATH

CounterPath Closes
Private Placement

VANCOUVER, CANADA – October 29, 2009 – CounterPath Corporation (OTCBB: CPAH; TSX-V: CCV), a leading provider of desktop and mobile VoIP software products and solutions, today announced that it has closed a private placement announced on October 28, 2009. The Company issued an aggregate of 3,333,334 units (the "Units") at a price of CDN$0.60 (approx. US$0.56) per Unit for gross proceeds of CDN$2.0 million (US$1.9 million), with each Unit consisting of one common share and one-half of one non-transferable common share purchase warrant. The common shares are subject to a hold period until March 1, 2010. Each whole warrant shall entitle the holder thereof to purchase one common share in the capital of CounterPath (each a "Warrant Share") for a period of two years commencing from the closing at an exercise price of US$0.90 per Warrant Share.

Insiders subscribed for greater than 25% of the Units.

The gross proceeds of the offering will be used to fund operations including expanding the sales and marketing efforts for CounterPath's convergence solutions and mobile application development.

The securities offered will not be registered under the United States Securities Act of 1933 (the "Act") and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Contact:

David Karp
Chief Financial Officer
CounterPath Corporation
(604) 320-3344 ext 1114